Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-188621 and 333-187989) of U.S. Concrete, Inc. of our report dated January 26, 2018 relating to the financial statements of Polaris Materials Corporation, which appears in this Current Report on Form 8-K/A of U. S. Concrete, Inc.

/s/ PricewaterhouseCoopers LLP
Vancouver, British Columbia
January 30, 2018